Exhibit 10.22

NON-COMPETITION/NON-SOLICITATION/NON-DISCLOSURE AGREEMENT

In consideration of his employment by INFRASTRUX GROUP, INC. (hereinafter “Company”), this Employee Agreement (hereinafter “Agreement”) is made this 23rd day of June, 2009, by and between Craig Eudy (hereinafter “Employee”) and the Company, a term which includes the Company’s successors and assigns. By the mutual promises and covenants made herein, the undersigned parties agree as follows:

1.	Provision of Benefits to Employee. Employee acknowledges that in the course of employment, Employee (a) will receive monetary compensation; (b) may receive opportunities for advancement or reassignment that the Company may, from time to time, offer; (c) will obtain valuable, continuing training; (d) will be introduced to the Company customers; (e) will be provided with support and be permitted to utilize the Company’s goodwill and reputation; (f) will obtain and have access to the Company’s confidential, proprietary, customer, or trade secret information, including, but not limited to, its patented silicone fluid injection process; and (g) will have the use and enjoyment of the Company’s materials, equipment, facilities and overall research and business endeavors.

2.	No Outside Employment. Employee agrees to give the Company the exclusive benefit of Employee’s best skill and effort for the term of Employee’s employment with the Company. Employee agrees that for the term of Employee’s employment with the Company, Employee will work exclusively for the Company and not hold employment outside of the Company. In connection with this provision, Employee agrees not to sell outside products or services to the Company employees or customers during the term of Employee’s employment with the Company.

3.	Non-Competition Covenant. Employee will not, during the term of Employee’s employment with the Company and for a period of two (2) years thereafter, in any manner, directly or indirectly, engage in, or have any equity or profit interests in, or render services of any executive, marketing, administrative, supervisory, or consulting nature, whether with or without remuneration, to any business or activity involved in the gas, electric, utilities, and/or telecommunications industry, which is in competition with any business, research or endeavor of the Company. The scope of competitive activities prohibited by this Agreement shall be limited to those activities of the type conducted, authorized, offered, or provided by Employee to the Company customers during the course of Employee’s employment with the Company and involving products, technology, or services similar to those handled, created, sold, or distributed by the Company during Employee’s employment.

4.	Inventions and Discoveries. Employee will promptly disclose in writing to the Company all ideas, inventions or discoveries conceived by Employee or developed, in whole or in part, by Employee during the term of Employee’s employment with the Company, related in any manner to the Company’s business, whether or not conceived or developed during working hours or on the property of the Company. Such ideas, inventions and discoveries will be the property of the Company, and the Company will have the right to any patents, trademarks, or copyrights that may be issued with respect thereto. Employee hereby agrees to assign to the Company, or its nominee, all right, title and interest in such ideas, inventions, discoveries, patent, trademark and copyright applications, patents, trademarks and copyrights and assignments thereof, and will do such things as the Company may require to establish and protect its ownership and to effectuate the foregoing, either during Employee’s employment or thereafter. Excluded from the operation of this provision are those ideas, inventions, and discoveries, patented and unpatented, of Employee’s that were made prior to Employee’s employment by the Company and that have been described in writing by Employee and acknowledged in writing by the President of the Company.

5.	Residuals. The terms of confidentiality under this Agreement shall not be construed to limit Employee’s right to independently develop or acquire products without use of the Company’s Confidential Information. However, Employee shall not be free to use for any purpose the residuals resulting from access to or work with the Confidential Information of the Company. The term “residuals” means information in intangible form, which is retained in memory by persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein.

6.	Confidentiality. During Employee’s employment with the Company and after Employee separates employment from the Company, Employee will treat as confidential and proprietary to the Company any data, information, or tangible materials received or acquired by Employee in the course of performance of Employee’s employment relating to the business affairs, customers, finances, equipment, products, methods, processes, design and engineering data, know-how, or technology of the Company. Employee specifically understands and agrees that the identities of and information relating to the customers of the Company are confidential and proprietary and constitute trade secrets to the Company and must be treated as such both during and after the term of Employee’s employment. Employee will also comply with and be bound by all nondisclosure agreements by which the Company agrees or is obligated to protect confidential information for the benefit of any customer, client, or other third party.

Confidential information means information which is treated by the Company as confidential and which has not been made generally available to the public or to competitors of the Company (other than by fault of Employee), and includes, but is not limited to: the Company’s pricing and marketing strategies and characteristics, profit margins, methods of operations and sales, sources of supplies, and customer information such as names, contact persons, customer needs and requirements, contract renewal dates for existing or prospective customers; and any other information relating to the Company’s business that is treated by the Company as confidential.

7.	Nonsolicitation of Customers Agreement. Employee agrees that: For a period of three (3) years following the termination of Employee’s employment, Employee shall not directly, or indirectly by assisting others, solicit or attempt to solicit any business from any of the Company’s customers for whom Employee provided products or arranged services during employment with the Company, for purposes of providing products or services that are competitive with those provided by the Company.

8.	Nonsolicitation of Employees. Employee agrees that for a period of three (3) years following the termination of Employee’s employment, Employee shall not directly, or indirectly by assisting others, recruit or hire, or attempt to recruit or hire any other employee or former employee of the Company with whom Employee became familiar as a result of Employee’s employment with the Company.

9.	Return of Property. Employee agrees to return all documents, records, notebooks, notes, memoranda, drawings or other documents, property, or tangible materials made or compiled by Employee at any time or in Employee’s possession during the course of Employee’s employment, including any and all copies thereof. Employee agrees that all such property is the property of the Company, held by Employee in trust solely for the benefit of the Company, and will be delivered to the Company upon termination of Employee’s employment or at any other time upon request by the Company. It is specifically agreed that any documents, card files, notebooks, rolodexes, or computer printouts containing confidential customer information are the property of the Company regardless of who prepared or assembled the information.

10.	Enforcement.

A. Reasonableness of Restrictions: Employee agrees and acknowledges that the above non-competition, non-solicitation, and non-disclosure covenants are reasonable and necessary in that they protect the legitimate business interests of the Company, yet do not impair Employee’s ability to earn a livelihood.

B. Irreparable Harm; Injunctive Relief: Employee agrees and acknowledges that a violation by Employee of any of the covenants contained herein will result in immediate and irreparable harm to the Company for which there is no adequate remedy at law. Employee hereby agrees that the Company will be entitled, in addition to any remedies it might have under this Agreement or at law, to injunctive and other equitable relief to prevent or curtail any threatened or actual breach of this Agreement.

C. Extension of Covenants: During any breach of the provisions of this Agreement, the period of restraint set forth therein shall be automatically tolled and suspended for the amount of time that the violation continues.

D. Attorneys’ Fees: Employee agrees to pay the Company any attorney’s fees and costs which the Company incurs in enforcing, to any extent, the provisions of this Agreement, whether or not litigation is actually commenced and including any appeal.

E. Choice of Law: This Agreement will be governed by the laws of the State of Washington.

11.	Judicial Modification: The parties have attempted to limit Employee’s rights to compete only to the extent necessary to protect the Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if any portion of this Agreement, including any restrictions herein, is held in any legal proceeding to be invalid or unenforceable, the remaining portions of this Agreement, including any restrictions herein, will remain in full force and effect. If any such invalidity or unenforceability is due to the unreasonableness of any particular portion or restriction, such portion or restriction shall be interpreted and enforced to the maximum extent and in such a manner as determined to be reasonable in any such legal proceeding.

12.	Construction of Agreement. It is agreed by the parties that the obligations between the parties, and the existence of any other claim or defense shall not affect the enforceability of this Agreement or the remedies thereunder. It is agreed by the parties that this Agreement shall be automatically assigned to any successor of the Company, unless specifically provided otherwise in a writing executed by the President of the Company. This Agreement contains the entire understanding between the parties only as to the subjects set forth herein, and may not be modified, except in writing signed by all parties to this Agreement.

13.	Certificate of Understanding. Employee further certifies that Employee received a copy of this Agreement for review and study before being asked to sign it; read this Agreement carefully; had sufficient opportunity to discuss the Agreement with the attorney or counselor of Employee’s choice; had sufficient opportunity before the Agreement was signed to ask questions about the provisions of the Agreement and received satisfactory answers; and understands Employee’s rights and obligations under the Agreement; Employee signs this Agreement freely and voluntarily, and without any coercion from any person.

Employee		Company

Signature:	/s/ Craig Eudy	Signature:	/s/ Lanny H. Michael

Print Name:	Craig Eudy	Print Name:	Lanny H. Michael

Date:	6/23/09	Title:	Chief Financial Officer

		Date:	6/23/09

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